Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees
Provident Bank 401(k) & Profit Sharing Plan
Montebello, New York 10901

We consent to the incorporation by reference in the registration statement on Form S-8 of Provident Bank of our report dated June 12, 2012 with respect to the statement of net assets available for plan benefits of Provident Bank 401(k) & Profit Sharing Plan as of December 31, 2011, the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2012 Annual report on Form 11-K of the Provident Bank 401(k) & Profit Sharing Plan.

/s/ Berard & Donahue
Suffern, New York
June 25, 2013